Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

YESWAY, INC.

Yesway, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.            The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on April 23, 2021 (the “Original Certificate”).

2.            The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate, as heretofore amended and which was duly adopted by all necessary action of the board of directors of the Corporation and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3.            The text of the Original Certificate is hereby amended and restated in its entirety hereby to read in full as follows:

Article I.

The name of the corporation is Yesway, Inc. (the “Corporation”).

Article II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, New Castle County, Wilmington, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented, including, without limitation, (i) investing in securities of BW Ultimate Parent, LLC, a Delaware limited liability company, or any successor entities thereto (“Parent LLC”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.

Article IV.

Section 4.1            Authorized Stock.

(a)           The total number of shares of all classes of stock that the Corporation is authorized to issue is six hundred sixty million (660,000,000), consisting of three classes as follows:

(i)            five hundred million (500,000,000) shares of Class A common stock, with a par value of $0.0001 per share (the “Class A Common Stock”);

(ii)           one hundred fifty million (150,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

(iii)          ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

(b)           Recapitalization. Effective upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), all shares of common stock, par value $0.001 per share, of the Corporation issued and outstanding (or held in treasury) immediately prior to the Effective Time (the “Existing Common Stock”) shall be reclassified as and become, in the aggregate, one (1) fully paid and non-assessable share of Class A Common Stock (the “Recapitalization”). The Recapitalization shall occur automatically without any further action by the Corporation or the holders of Existing Common Stock. The outstanding stock certificate that, immediately prior to the Effective Time, represented the outstanding Existing Common Stock shall, from and after the Effective Time, be deemed to represent one (1) share of Class A Common Stock, without the need for surrender or exchange thereof.

Section 4.2             Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 4.3             Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock or Preferred Stock irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to any separate vote of any such holders required pursuant to the terms of any Preferred Stock Designation.

Section 4.4             Class A Common Stock and Class B Common Stock. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a)            Voting Rights. Except as otherwise required by law,

(i)            Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii)           Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

(iii)          Except as otherwise required by applicable law or this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b)           Dividends.

(i)            Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, or to the extent required by clause (ii) below, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

(ii)           In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) consent to or vote to approve a waiver of such requirement, in which event no such Stock Adjustment need be made for such other class of Common Stock).

(c)            Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among the holders of all outstanding shares of Class A Common Stock and Class B Common Stock, such that (i) the holders of shares of Common Stock shall be entitled to receive $0.0001 per share (provided that if there shall be insufficient funds to pay the holders of all outstanding shares of Common Stock such amount, the holders of shares of Common Stock shall participate ratably in the distribution of such available funds), (ii) the holders of shares of Class A Common Stock shall share ratably in any such remaining assets and funds in proportion to the number of shares held by each such stockholder, and (iii) the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any other assets of funds of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

(d)           Class B Common Stock.

(i)            Shares of Class B Common Stock may be issued only to, and registered only in the name of, the Existing Owners (as defined below), their respective successors and assigns as well as their Permitted Transferees (as defined below) in accordance with Section 4.5 (including all subsequent successors, assigns and Permitted Transferees) (the Existing Owners together with such Persons, collectively, the “Permitted Class B Owners”) and the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units held of record at such time by such Permitted Class B Owner under the LLC Agreement (as defined below).

(ii)           As used in this Certificate of Incorporation, (A) “Existing Owner” means each of the holders of Common Units (other than the Corporation) of Parent LLC, as set forth on Schedule 1 of the LLC Agreement (as such Schedule 1 may be amended from time to time in accordance with the LLC Agreement), (B) “Common Unit” means a limited liability company interest in Parent LLC, authorized and issued under the Fourth Amended and Restated Limited Liability Company Agreement of Parent LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement; (C) “Permitted Transfer” shall mean any of the following Transfers (as defined below), and “Permitted Transferee” shall mean the transferee of such Transfers: (I)(X) a Transfer (as defined below) pursuant to a Redemption or Direct Exchange (each, as defined below) in accordance with Article XI of the LLC Agreement or that are necessary or desirable to comply with Sections 3.04 or 3.05 of the LLC Agreement as determined by the Corporation (as the manager of the Parent LLC or (Y) a Transfer by a member of the Parent LLC to the Corporation or any of its subsidiaries, (II) a Transfer to an Affiliate of such Member; (III) an indirect Transfer of any Units held by any Brookwood Related Party by virtue of a direct or indirect Transfer of any equity interests in such Brookwood Related Party, to any existing or potential direct or indirect investor, co-investor or limited partner of such Brookwood Related Party, in each case, so long as BW Gas & Convenience Fund GP, LLC or BW Gas & Convenience Fund II GP, LLC or BW Gas & Convenience Fund III GP, LLC continues to control such Brookwood Related Party following such Transfer; (IV) a Transfer by a Member that is a natural person (or that is an estate-planning Person controlled by a natural person) for estate-planning purposes of such Member to an Estate Planning Vehicle of such Member or (V) in the case of each of a Brookwood Related Party, a any bona fide pledge or collateralization of the Common Units held by a Member to a financial institution of international standing in connection with any bona fide loan or debt transaction (a “Permitted Pledge”); provided, however, that (1) the restrictions contained in this Agreement and the LLC Agreement shall continue to apply to Common Units after any Permitted Transfer of such Common Units, (2) in the case of the foregoing clause (II), the Permitted Transferees of the Common Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor shall deliver a written notice to the Parent LLC and the Members, which notice shall disclose in reasonable detail the identity of the proposed Permitted Transferee and (3) in the case of clause (V), in the event that the lender to whom the applicable Common Units have been pledged forecloses on such Common Units, such Common Units shall automatically be exchanged for Class A Common Stock, and any shares of Class B Common Stock (together with any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Board of Directors (“Corresponding Rights”)) corresponding to such Common Units shall be canceled and retired, in each case, with the provisions of Article XI of the LLC Agreement applying to such Transfer mutatis mutandis (applied for this purpose as if the Corporation had delivered written notice electing a Share Settlement with respect to such Redemption, and with the applicable date of Redemption occurring on the date of such foreclosure) such that, for the avoidance of doubt, the applicable lender shall never take ownership of such Common Units or shares of Class B Common Stock (and shall not become a Member hereunder), and instead shall take ownership of the applicable shares of Class A Common Stock upon such foreclosure; provided further, in the case of a Permitted Transfer of any Common Units by any Member that is authorized to hold Class B Common Stock in accordance with this Certificate of Incorporation to a Permitted Transferee in accordance with Section 10.02 of the LLC Agreement, such Member (or any subsequent Permitted Transferee of such Member) shall also transfer a number of shares of Class B Common Stock equal to the number of Common Units that were transferred by such Member (or subsequent Permitted Transferee) in the transaction to such Permitted Transferee; (D) “Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of any laws, statutes, ordinances, rules and regulations of any Governmental Entity) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units; (E) “Governmental Entity” means (I) the United States of America, (II) any other sovereign nation, (III) any state, province, district, territory or other political subdivision of (I) or (II) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body, authority, board, body, bureau, commission, court, department, entity, instrumentality, organization or tribunal exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (I), (II) or (III) of this definition; (F) “Redemption” means the Company redeeming all or any portion of a Member’s Common Units pursuant to Section 11.01 of the LLC Agreement; (G) “Direct Exchange” means the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of any Common Units that that a Member intends to have the Parent LLC redeem pursuant to a Redemption and the number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units (a “Share Settlement”) or the immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent (a “Cash Settlement”); provided that such funds are (I) in the case of a Redemption occurring in connection with the closing of the initial underwritten public offering of shares of the Corporation’s Class A Common Stock (“IPO”), funds that are received from the IPO, and (II) in any other case, funds that are received from a private or public offering of shares of Class A Common Stock by the Corporation following the IPO, as applicable, between the Member redeeming pursuant to a Redemption and the Corporation; (H) “Estate Planning Vehicle” means with respect to any Member that is a natural person, (I) a trust which is at all times controlled by such Member under which a distribution of such member of the Parent LLC’s Common Units may be made only to beneficiaries who are such Member, his or her spouse, his or her parents or his or her lineal descendants, (II) a charitable remainder trust which is at all times controlled by such Member, the income from which will be paid to such Member during his or her life, (III) a corporation, the sole assets of which are Equity Securities in the Company, and at all times the majority and controlling shareholder of which is only such Member and the remaining shareholders of which are either such Member or his or her spouse, his or her parents or his or her lineal descendants and (IV) a partnership or limited liability company, the sole assets of which are Equity Securities in the Company, and at all times the general partner or managing or majority member of which is only such Member, and the remaining partners or members of which are either such Member or his or her spouse, his or her parents or his or her lineal descendants; (I) “Equity Securities” means (I) Common Units or other equity interests in the Parent LLC or any subsidiary of the Parent LLC (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Corporation (as manager of Parent LLC) pursuant to the provisions of the LLC Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Parent LLC or any subsidiary of the Parent LLC), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Common Units or other equity interests in the Parent LLC or any subsidiary of the Parent LLC, and (c) warrants, options or other rights to purchase or otherwise acquire Common Units or other equity interests in the Parent LLC or any subsidiary of Parent LLC.

(iii)          The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner in accordance with the terms of the LLC Agreement.

(iv)          In the event that there is a Change of Control (as defined below) of the Corporation that was approved by the Board of Directors prior to such Change of Control, without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed or exchanged in accordance with Article XI of the LLC Agreement, then the holders of shares of Class B Common Stock shall not be entitled to receive more than $0.0001 per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

Section 4.5             Transfer of Class B Common Stock.

(a)            A holder of Class B Common Stock may surrender and transfer shares of Class B Common Stock to the Corporation for cancellation for no consideration at any time. Following the surrender and transfer, or other acquisition, of any shares of Class B Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(b)           Except as set forth in Section 4.5(a), a holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.5(b) are referred to as the “Restrictions”.

(c)            Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each holder of such Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, not be entitled to any voting rights with respect to those shares.

(d)           Upon a determination by the Board of Directors that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e)            The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, holders of shares of Class B Common Stock.

(f)            As used in this Section 4.5, the term “Transfer”, as it relates to the shares of Class B Common Stock, shall not be deemed to include any bona fide pledge or collateralization by a holder thereof to a financial institution of international standing in connection with any bona fide loan or debt transaction if such holder is, in connection therewith, making a Permitted Pledge of Common Units corresponding to such shares pursuant to Section 10.02(v) of the LLC Agreement; provided, that in the event that the lender to whom the applicable shares of Class B Common Stock have been pledged forecloses on such shares, such shares (together with any Corresponding Rights) shall be automatically canceled and retired as contemplated by Section 10.02(v) of the LLC Agreement such that, for the avoidance of doubt, the applicable lender shall never take ownership of such shares of Class B Common Stock.

Section 4.6             Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.7             Fractions. Shares of Class A Common Stock and Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock and Class B Common Stock, as applicable. Subject to the Restrictions, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Certificate of Incorporation, all references to Class A Common Stock and Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock or Class B Common Stock.

Section 4.8             Amendment.

Except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

Article V.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares (including shares of Class A Common Stock) or other securities equal to the number of Common Units held by the holders of Common Units (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation).

Article VI.

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation (the “Bylaws”). The stockholders may also adopt, amend and repeal the Bylaws, provided, however, that notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, at any time when Brookwood beneficially owns, in the aggregate, less than a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by any provision of this Certificate of Incorporation (including any Preferred Stock Designation), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Corporation entitled to vote, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws.

Article VII.

Section 7.1             Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

Section 7.2             Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by a majority of the Whole Board of Directors; provided, that for as long as that certain stockholders agreement, dated as of [ • ], 2026, by and among the Corporation and the other Persons party thereto (as it may be amended from time to time in accordance with its terms, the “Stockholders Agreement”) is in effect, the number of Directors shall never be less than the aggregate number of Directors that the parties to the Stockholders Agreement are entitled to designate from time to time pursuant to Section 1 thereof. For purposes of this Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies.

Section 7.3             Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be elected and qualified.

Section 7.4             Removal of Directors. At any time when Brookwood beneficially owns, in the aggregate, at least a majority of the voting power of the Corporation entitled to vote generally in the election of directors, any Director may be removed with or without cause with an affirmative vote of the holders of a majority of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors. At any time when Brookwood beneficially owns, in the aggregate, less than a majority of the voting power of the Corporation entitled to vote generally in the election of directors, subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may be removed only for cause and only by an affirmative vote of the holders at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors.

Section 7.5             Classified Board. The Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three (3) classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director. The initial Directors in each class shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the time at which the initial classification of the Board becomes effective; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the time at which the initial classification of the Board becomes effective; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the time at which the initial classification of the Board becomes effective. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected and until his or her successor is duly elected and qualified, subject to the other provisions of this Section 7.5 and such Director’s earlier death, resignation or removal in accordance with Section 7.4 of this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director. The provisions of this Section 7.5 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.

Section 7.6             Preferred Stock Directors. During any period when the holders of one or more series of Preferred Stock shall have the separate right to elect additional directors of the Corporation as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation) and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such additional director’s earlier death, resignation, disqualification or removal. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such additional director shall cease to be qualified as a director and shall cease to be a director). The total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 7.7             Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Article VIII.

At any time when Brookwood beneficially owns, in the aggregate, at least a majority of the voting power of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are (1) signed by the holders of outstanding shares of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding entitled to vote thereon were present and voted, and (2) delivered to the Corporation in accordance with applicable law. From and after the time when Brookwood beneficially owns, in the aggregate, less than a majority of the voting power of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by consent in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation.

Article IX.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that (x) any amendment (including by merger, consolidation or otherwise) to this Certificate of Incorporation that gives holders of the Class B Common Stock (i) any rights to receive dividends (other than as set forth in the first sentence of Section 4.4(c) of Article IV) or any other kind of distribution other than in connection with a dissolution or liquidation pursuant to Section 4.4(c), (ii) any right to convert into or be exchanged for shares of Class A Common Stock or (iii) any other economic rights shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), also require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock voting separately as a class and (y) at any time when Brookwood beneficially owns, in the aggregate, less than a majority of the voting power of the outstanding stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by any provision of this Certificate of Incorporation (including any Preferred Stock Designation) or applicable law, but subject to Section 4.8, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Corporation entitled to vote, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, this Certificate of Incorporation other than Section 4.1. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article X.

The Corporation is authorized to indemnify, and to advance expenses to, each current or former Director, officer, employee or agent of the Corporation and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case, to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a Director or officer. No amendment to, or modification or repeal of, this Article X, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption. If the DGCL is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Article XI.

Section 11.1           Corporate Opportunity.

(a)            To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (1) Brookwood or its Affiliates, any Directors who are employees of or Affiliates (other than the Corporation or its subsidiaries) of Brookwood or its Affiliates or any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such Director who is also an employee of the Corporation or its subsidiaries), or (2) any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 11.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, officer or employee of the Corporation or its subsidiaries.

(b)            To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 11.2           Liability. To the fullest extent permitted by law, no stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XI, except to the extent such actions or omissions are in breach of this Article XI.

Article XII.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (b) subject to the preceding clause (a) of this Article XII, the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action, the subject matter of which is within the scope of clause (a) of the first sentence of this Article XII, is filed in a court other than the Court of Chancery (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery in connection with any action brought in any such court to enforce the provisions of clause (a) of the first sentence of this Article XII and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. This Article XII is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Notwithstanding the foregoing, this Article XII shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or to any circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any paragraph of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article XIII.

Section 13.1           Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Section 13.2           Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Class A Common Stock and Class B Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(a)            prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b)           at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder; or

(c)            upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

Section 13.3           Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a)            “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b)            “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c)            “Brookwood” means BW Gas & Convenience Aggregator, L.P., BW Gas & Convenience Aggregator II, L.P and BW Gas & Convenience Aggregator III, L.P.

(d)            “Brookwood Related Parties” means Brookwood and its Permitted Transferees.

(e)            “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.

(f)            “Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Parent LLC); (3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of Parent LLC. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(g)            “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(h)            “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(i)            “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate of the Corporation and was the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XIII to the contrary, the term “Interested Stockholder” shall not include: (w) a stockholder that becomes an Interested Stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an Interested Stockholder and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership, (x) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such Person specified in this clause (x) shall be deemed an Interested Stockholder if thereafter such Person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person, (y) the Brookwood Related Parties or any of their current and future Affiliates (so long as such Affiliate remains an Affiliate) or their Associates, including any investment funds managed, directly or indirectly, by Brookwood or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation, or (z) any other Person who acquires voting stock of the Corporation directly or indirectly from a Brookwood Related Party, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering.

(j)            “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or Associates:

(i)            beneficially owns such stock, directly or indirectly; or

(ii)           has (a) the right to acquire or hold such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding with any other Person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such Person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to dispose of or vote such stock pursuant to any agreement, arrangement or understanding with any other Person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons.

(k)            “Person” means, except as otherwise provided in the definition of “Change of Control”, any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(l)            “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(m)            “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(n)            “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [ • ], 2026.

YESWAY, INC.

By:
Name:
Title: